Exhibit 99.1

[GRAPHIC OMITTED]

CONTACT:                         -OR-          INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                        The Equity Group Inc.
Robert K. Lifton                               Adam Prior       (212) 836-9606
Chairman & CEO                                 Devin Sullivan   (212) 836-9608
(212) 935-8484


        MEDIS TECHNOLOGIES ANNOUNCES SUCCESSFUL COMPLETION OF POWER PACK
              ENGINEERING TEST PROGRAM BY UNDERWRITER LABORATORIES

New York, N.Y. - December 20, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today that it has been formally advised by Underwriter Laboratories
(UL) that Medis' 24/7 Power Pack fuel cell product has successfully completed the engineering test program required for UL listing. Now that the product engineering tests have been completed, UL will shortly perform its required Initial Production Inspection (IPI) at Medis' production facility in Israel so that product can be shipped with the UL mark. The engineering testing was carried out on Power Packs chosen at random from Medis' semi-automated line located in Israel. Testing took place over a period of a number of months in laboratories located in Spain and in Israel. The tests involved rigorous testing of the Power Pack for a broad range of criteria relating to product safety. The intense testing regimen included subjecting the Power packs to wide temperature ranges, drop tests, crush test, vibration tests, material tests, storage tests and other testing. The UL testing program was performed as specified in UL 2265C, which is a publicly available document which can be accessed on the internet at http://ulstandardsinfonet.ul.com/outscope/outscope.asp?fn=2265c.html.

"This is a major milestone in bringing our 24/7 Power Pack product to the market," said Robert K. Lifton, Chairman & CEO of Medis Technologies. "Successfully completing the demanding engineering tests established by UL, respected as a world leader in product safety certification is a testament to the safety and commercial integrity of our Power Pack. The bar that this UL testing program has set is very high and will assure the consumer that any fuel cell product that meets these criteria is safe for use.

Our customers and potential customers have been awaiting the results of these tests demonstrating that our Power Packs meet the high level of UL standards and consequently, with the UL Listing, we anticipate an even greater pace of orders for Power Packs. Initially, we expect to produce Power Packs on our semi-automated line and then deliver much larger quantities from our fully automated line. Construction of that automated line is on target; the line is in the process of validation in Ismeca's facilities in Switzerland. As soon as validation is completed, the line will be dismantled and sent to Celestica's facilities in Ireland where it is planned to be re-assembled, tested and placed in production.

Once our production team is satisfied with the operations of the first fully automated line, we anticipate ordering one or more additional lines from Ismeca, depending on the level of order flow. We are told that each new line will require about ten months to build and make operational The recent private sale of our


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Medis Technologies Ltd.                                                 Page 2


Series A 7.25% Convertible Perpetual Preferred shares by Citigroup Global Markets, Inc., including the exercise of its over-allotment option, has provided us with gross proceeds of $57,500,000. We believe that these proceeds, together with other available corporate funds, leaves us sufficiently capitalized - with no long term debt - to carry out our planned program for additional lines.

We will have the opportunity at The Consumer Electronic Show (CES) in Las Vegas, Nevada, that runs from January 8th to 11th, to meet with many customers and potential customers. We will have a booth in the Innovations Center demonstrating our Power Pack and other capabilities of our technology. We look forward to these meetings with considerable anticipation."

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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